SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Gator Capital Investment Trust

Address of Principal Business Office:

2502 N. Rocky Point Drive, Suite 665

Tampa, Florida 33607

Telephone: (813) 282-7870

Agent for Service of Process:

Derek Pilecki, President

Gator Capital Investment Trust

2502 N. Rocky Point Drive, Suite 665

Tampa, Florida 33607

With Copies to:

Jeffrey T. Skinner, Esq.

Kilpatrick Townsend & Stockton LLP

1001 West Fourth Street

Winston-Salem, NC 27101

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Tampa and in the State of Florida on the 19th day of August, 2026.

[SEAL] GATOR CAPITAL INVESTMENT TRUST

By: /s/ Derek Pilecki

Name: Derek Pilecki

Title: Trustee

Attest: /s/ Darin Clauson

Name: Darin Clauson